Exhibit 99.1

WOW! Elects Barry S. Volpert to Board of Directors

Crestview Partners CEO brings extensive investment experience to growing broadband provider

Englewood, Colo. — October 22, 2019 — WOW! Internet, Cable & Phone (NYSE: WOW), a leading broadband and communications service provider, today announced the election of Barry S. Volpert to the WOW! Internet, Cable & Phone Board of Directors.

Volpert has a distinguished background in finance and investing, including having managed many investments in the cable and fiber industry over his 30+ year career.  He is the CEO and co-founder of Crestview Partners, an investment firm that manages funds with over $9 billion of aggregate capital commitments. Prior to his role at Crestview, Volpert spent 18 years at Goldman Sachs as a co-founder and co-COO of its global private equity business.

“We are pleased to welcome Barry to our board of directors,” said Teresa Elder, CEO of WOW!. “With his background in finance and breadth of knowledge as a leader and investor, Barry will provide strategic guidance as we continue to build value for our investors through our team’s focus and innovation for our customers.”

An alumnus of Harvard Law School and Harvard Business School, Volpert also serves as a member of the Dean’s Advisory Board at Harvard Law School and is a member of the Robert F. Kennedy Human Rights Board of Directors.

“I look forward to working more closely with the WOW! team to increase shareholder value,” says Volpert. “We have a great opportunity in front of us.”

Volpert will join WOW!’s Board of Directors effective immediately.

To learn more about WOW!, please visit www.wowway.com.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband providers, with a service area that passes more than three million residential, business and wholesale consumers. WOW! provides service in 19 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Maryland, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services including high-speed Internet services, cable TV, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices while providing high standards for employee relations and business practices, recognized by the National Association for Business Resources’ Best & Brightest Company to Work For award for five years since 2014. Visit wowway.com for more information.

WOW! Media Contact

Name Will McKenna

Phone: (440) 665-0831

Email: Will.McKenna@barokas.com